Exhibit 5.3

Allen & Overy
société en commandite simple, inscrite au barreau de Luxembourg
To:	33 avenue J.F. Kennedy L-1855 Luxembourg
nVent Finance S.à r.l.	Boîte postale 5017 L-1050 Luxembourg
26, boulevard Royal
L-2449 Luxembourg	Tel	+352 4444 55 1
	Fax	+352 4444 55 557

frank.mausen@allenovery.com

Our ref            0106257-0000001 LU:13600237.4

Luxembourg, 24 August 2018

Legal opinion

Dear Sir or Madam,

1.                                      We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to nVent Finance S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under the number B219846 (the Company).

This legal opinion is issued in connection with the Company’s filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-4, including a prospectus (the Registration Statement) with respect to the registration of an offer to exchange (the Exchange Offer) (i) USD 300,000,000 aggregate principal amount of new 3.950% registered senior notes due 2023 (the 2023 New Notes) for all outstanding USD 300,000,000 aggregate principal amount 3.950% unregistered senior notes due 2023 (the 2023 Old Notes), and (ii) USD 500,000,000 aggregate principal amount of new 4.550% registered senior notes due 2028 (the 2028 New Notes, together with the 2023 New Notes, the New Notes) for all outstanding USD 500,000,000 aggregate principal amount 4.550% registered senior notes due 2028 (the 2028 Old Notes, together with the 2023 Old Notes, the Old Notes), unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and interest and additional amounts, if any, on an unsecured and unsubordinated basis by nVent Electric plc (the Guarantor).

2.                                      We have examined copies of the documents listed below:

2.1                               a copy of the articles of association of the Company (the Articles) as at 27 November 2017;

2.2                               an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of the Company dated 24 August 2018 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de faillite) (the Certificate);

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Séoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

2.3                               an excerpt of the Register pertaining to the Company dated 24 August 2018;

2.4                               a copy received by e-mail of the written resolutions of the board of directors of the Company dated 28 February 2018 (the Resolutions);

2.5                               a scanned copy received by email of the executed indenture dated 26 March 2018 among the Company, the Guarantor, Pentair plc (Pentair), Pentair Investments Switzerland GmbH (Pentair Investments) and U.S. Bank National Association as trustee (the Trustee), as supplemented by the First Supplemental Indenture and Second Supplemental Indenture each dated as of 26 March 2018, among the Company, the Guarantor, Pentair, Pentair Investments and the Trustee, as further supplemented by the Third Supplemental Indenture dated as of 30 April 2018 among the Company, the Guarantor and the Trustee (such indenture, as so supplemented by the supplemental indentures, the Indenture);

2.6                               a copy of the signed manager’s certificate of the Company dated 24 August 2018 as to certain factual matters; and

2.7                               a scanned copy received by email of the executed Registration Statement dated 24 August 2018.

Terms defined in the Registration Statement and used herein, but not otherwise defined herein, have the meanings ascribed thereto in the Registration Statement. The Registration Statement and the Indenture will hereinafter be referred to as the Opinion Documents.

The term “Opinion Documents” includes, for the purposes of paragraphs 3 and 5 below, any document in connection therewith.

3.                                      ASSUMPTIONS

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1                               the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2                               that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Opinion Documents and the issue of the New Notes;

3.3                               that the place of the central administration (siège de l’administration centrale), the principal place of business (principal établissement) and the centre of main interests (within the meaning given to such term in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended (the European Insolvency Regulation)) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and that the Company has no establishment (as such term is defined in the European Insolvency Regulation) outside Luxembourg;

3.4                               that the entry into and performance of the Opinion Documents and the issuance of the New Notes by the Company are for the corporate benefit (intérêt social) of the Company;

3.5                               that the Resolutions have not been amended, rescinded, revoked or declared void and that the meeting of the board of managers of the Company (as referred to in paragraph 2.4 above) has been duly convened and validly held and included a proper discussion and deliberation in respect of all the items of the agenda of the meeting;

3.6                               that the Articles have not been modified since the date referred to in paragraph 2.1 above; and

3.7                               that all payments and transfers made or to be made by, on behalf of, in favour of, or for the account of, the Company under the Opinion Documents and the New Notes will be made on an arm’s length basis and are in accordance with market practice.

4.                                      OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

4.1                               Status

The Company is a private limited liability company (société à responsabilité limitée) formed for an unlimited duration and legally existing under the laws of Luxembourg.

4.2                               Power, authority and authorisation

The Company has the corporate power and authority to enter into and perform obligations under the New Notes and has taken all necessary corporate actions to authorise the execution of the Indenture and the issuance of the New Notes.

4.3                               Execution

The Indenture has been duly authorized, executed and delivered on behalf of the Company. The New Notes have been authorized by the Company, and when duly executed and authenticated in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Issuer.

5.                                      QUALIFICATIONS

The above opinions are subject to the following qualifications:

5.1                               The opinions expressed herein are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2                               We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Opinion Documents.

5.3                               We express no opinion whatsoever on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

5.4                               A search at Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.5                               The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations or RESA, Recueil électronique des sociétés et associations, as applicable) (the Official Gazette) unless the company proves that the relevant third parties had prior knowledge thereof.

6.                                      This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Opinion Documents (or any document in connection therewith).

7.                                      This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg. Accordingly, we are opining herein as to Luxembourg law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours faithfully,

/s/ Frank Mausen

Allen & Overy
Frank Mausen*
Partner
Avocat à la Cour

*                                         This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.